Exhibit 99.2

At a meeting of the Board of Directors of LCNB Corp. (LCNB) held on March 11, 2013, Kathleen Porter Stolle notified the board of her decision not to run for reelection as a Class II Director when her term expires on April 23, 2013. Ms. Stolle's decision not to run for reelection does not arise from any disagreement relating to LCNB's operations, policies or practices, or regarding the general direction of LCNB.  Mrs. Stolle was elected to the Board of Directors in 1994.  During her term she has served as Secretary as well as being a member of the Trust Investment Committee, the Bond Committee, the Loan Committee, the Compensation Committee, and the Nominating Committee.

The Board of Directors will miss the expertise and insight that Mrs. Stolle brought to the Board and management of LCNB for the past nineteen years.  Mrs. Stolle is active in many Warren County civic and charitable organizations and looks forward to the continued involvement in those organizations.